New Fortress Energy Announces Commitments for $885 Million Senior Secured Notes Offering by NFE Brazil Financing Limited
NEW YORK, NY; RIO DE JANEIRO, BRAZIL — May 12, 2026 — New Fortress Energy Inc. (NASDAQ: NFE) (“NFE”) today announced that its subsidiary NFE Brazil Financing Limited, a private limited company incorporated under the laws of England and Wales (“NFE Brazil”) has received commitments (the “Commitments”) for the proposed offering (the “Offering”) of $885 million aggregate principal amount of senior secured notes due 2029 (the “Notes”) to be issued by NFE Brazil. The Notes will bear interest at a rate of 12.00% per annum, payable in kind semi-annually on May 15 and November 15, and will mature three years from the issue date. The Notes will not be subject to any call protection or financial covenants. The Offering includes a commitment premium, payable in kind (the “Commitment Premium”).
Syndication
The Commitments were provided by certain holders of the 12.00% senior notes due 2029 (the “Existing 2029 Noteholders”) issued by NFE Financing LLC. Each Existing 2029 Noteholder has the opportunity to subscribe for its ratable share of the Notes. Any Existing 2029 Noteholder that provides a commitment to subscribe for its share of the Notes by May 18, 2026 will receive its pro rata share of the Commitment Premium upon the closing of the financing. Existing 2029 Noteholders can obtain further details about participating in the Notes through the notes trustee or by contacting Houlihan Lokey at NFEfinancing@hl.com or Perella Weinberg Partners at ProjectNatural@pwpartners.com.
Conditions Precedent
The issuance of the Notes is subject to certain conditions precedent, including completion of definitive documentation, the receipt of certain consents, and other customary conditions, but the issuance of the Notes is not conditioned on the consummation of the transactions contemplated by that certain Restructuring Support Agreement, dated as of March 17, 2026 (the “RSA”), by and among NFE, each of NFE’s directly and indirectly owned subsidiaries, each other Obligor (as defined in the RSA each of the holders or lenders of, or the investment advisor or manager to a beneficial holder(s) or lender(s) of, the Debt (as defined in the RSA) party thereto and Kroll Issuer Services Limited, in its capacity as information agent, as amended, restated, amended and restated, supplemented, or modified from time to time as permitted thereby.
Use of Proceeds
NFE Brazil intends to use the net proceeds from the Offering for the following purposes: (i) up to approximately $368 million for operations, capital expenditures, working capital, letter of credit and similar needs, transaction costs, and payment in full of all trade payables owed to NFE as of the issue date, (ii) approximately $52 million to refinance the existing bridge term loan held by NFE Brazil Holdings Limited (the “Brazil Bridge Term Loan”), (iii) approximately $420 million to refinance certain existing notes issued by NFE Brazil (the “Brazil Financing Notes”), and (iv) approximately $45 million to certain cash reserves established in connection with the UK RP (as defined below).

Security and Credit Support
The Notes will be secured by first priority liens substantially consistent with the existing Brazil Financing Notes. NFE and NFE Brazil Funding LP will not provide any credit support or be a party to the financing documents in respect of the Notes.
Conversion and Exchange
The Notes will be convertible or exchangeable into debt and/or equity of NFE Brazil (or another parent company of the Brazil operations) upon the approval of (i) the new board of the applicable BrazilCo (as defined in the RSA) parent entity, (ii) holders of at least 66.67% of the outstanding principal amount of the Notes, and (iii) NFE Brazil.
Listing
The parties will cooperate to list the Notes on a recognized stock exchange for purposes of Section 987 of the Income Tax Act 2007 of the United Kingdom.
Transaction Details
The Offering is being contemplated in parallel with a broader recapitalization of NFE (the “UK RP”). As part of the UK RP, the Brazil operations will be separated from NFE and owned by a consortium of leading global institutional investors. The transaction is expected to close by the third quarter of 2026, subject to customary conditions and regulatory approvals.
About BrazilCo
Following the separation, the Brazilian entity will operate as an independent energy infrastructure platform focused on liquefied natural gas (LNG) importation, regasification, and power generation. With strategic assets in Barcarena and Santa Catarina and a strong and well-capitalized financial foundation, it will be committed to delivering reliable, cleaner energy solutions that support Brazilian industry and economic growth.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about our plans, strategies, objectives, initiatives, roadmap and prospects. We generally use the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “aim” and similar expressions in this press release to identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the Offering, the expected use of proceeds, the anticipated terms of the Notes, the NFE recapitalization, and NFE Brazil’s business and prospects following separation from NFE. Actual results may differ materially from those projected in the forward-looking statements as a result of certain risks and other factors, including risks described in NFE’s reports filed with the U.S. Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. Except as required by law, neither NFE nor NFE Brazil undertakes any obligation to update or revise these forward-looking statements.
No Offer or Solicitation
This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
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Source: New Fortress Energy Inc.

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